FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER SALES

New York, New York, October 23, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the third quarter of 2012 were approximately $166.3 million, a 3% decline from $171.7 million in the third quarter of 2011.  At comparable foreign currency exchange rates, third quarter net sales were up approximately 2%.  For the three months ended September 30, 2012 the average dollar/euro exchange rate was 1.25 as compared to 1.41 for the corresponding period of the prior year.  Inter Parfums plans to issue its results for the third quarter of 2012 on or about November 7, 2012.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	($ in millions)

European-based product sales...	$148.6	$154.7	(4)%	$419.4	$382.8	10%
United States-based product sales...	17.7	17.0	4%	57.8	43.3	33%
	$166.3	$171.7	(3)%	$477.2	$426.1	12%

** Percentage changes of sales by brand and regions noted below refer to local currency

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "Many of the brands in our portfolio performed extremely well during the third quarter.  Third quarter sales of Lanvin fragrances rose 12% with continuing gains by the Eclat d'Arpège line and the launch of the Jeanne Lanvin Couture line.  Montblanc fragrance sales were 67% ahead of last year's third quarter due in great part to the continued success of the men's line, Legend.  Jimmy Choo fragrances also showed robust gains, up 44% versus last year's third quarter based upon the signature scent that launched in 2011."

He continued, "Through the first nine months, Burberry brand sales are running over 10% ahead of the same period last year.  S.T. Dupont fragrance sales achieved a nearly 30% year-to-date sales gain.  Also, Boucheron has become a meaningful contributor this year with the gradual re-release of the brand's fragrance collections along with our first initiative, Jaipur Bracelet."

Discussing year-to-date prestige sales by region, Mr. Madar noted, "Top line growth has been especially strong in North America where sales are running 38% ahead.  Growth continued in the Middle East, spurred by Saudi Arabia, resulting in a more than 30% increase in sales.  Russia drove sales in Eastern Europe producing a greater than 30% improvement in this region.  Asia and South America achieved sales growth of 16% and 17%, respectively.  Despite weaker consumer spending in selected countries in Western Europe, sales through the first nine months of this year were 6% ahead of the same period last year."

On the subject of U.S.-based operations, Mr. Madar went on to say, "As was the case in the first half, the third quarter benefited from the inclusion of Anna Sui fragrance sales, international distribution of U.S. specialty retail brands, and fragrance launches for namesake stores earlier in the year."

Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, "Based upon our performance thus far, and our expectations for the final quarter, we are affirming our 2012 guidance of $632 million in sales and approximately $35.9 million or $1.17 per diluted share in net income attributable to Inter Parfums, Inc.  Our guidance assumes the dollar remains at current levels.  On November 21, 2012, we will release formal guidance for 2013, which will take into account the transition agreement with Burberry and all launches scheduled for the coming year.  These include Jimmy Choo, Lanvin, Van Cleef & Arpels, Boucheron and our first Repetto fragrance in July for European-based operations, plus new product launches for the Anna Sui and bebe brands for U.S.-based operations in the coming year."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, and Repetto.  Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com